EXHIBIT 5


[LETTERHEAD OF AEROQUIP-VICKERS, INC.]


May 4, 1998


Board of Directors
Aeroquip-Vickers, Inc.
3000 Strayer
Maumee, OH  43537

Re:  Registration Statement on Form S-8

Dear Sirs:

As Vice President and General Counsel of Aeroquip-Vickers, Inc. (the "Company"), I have acted as counsel to the Company in connection with the Company's preparation of a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 100,000 Common Shares of the Company, $5.00 par value per share (the "Covered Shares"), that are available for issuance under the Aeroquip-Vickers, Inc. Non-Employee Directors' Stock Award Plan (the "Plan"). In so acting, I have supervised other members of the Company's legal department and outside counsel who have performed work in connection with the Registration Statement.

I and other members of the Company's legal department and such outside counsel have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates, and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the genuineness of all signatures.

Based upon the foregoing, I am of the opinion that the Covered Shares, when issued pursuant to the Plan, will be legally and validly issued, fully paid and non-assessable Common Shares of the Company.



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I consent to the use of this opinion as an exhibit to the Registration
Statement.

Sincerely,


/S/ JAMES E. KLINE
James E. Kline,
Vice President and General Counsel


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